Exhibit 5.1

[LETTERHEAD OF STINSON MORRISON HECKER LLP]

August 29, 2003

Inergy, L.P.

Two Brush Creek Boulevard, Suite 200

Kansas City, Missouri 64112

Re:	Inergy, L.P.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Inergy, L.P., a Delaware limited partnership (the “Partnership”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”) of (i) 889,906 common units (the “Initial Common Units”) representing limited partner interests in the Partnership, and (ii) 254,259 common units (the “Converted Common Units”) issuable upon conversion of 254,259 senior subordinated units in the Partnership into common units representing limited partner interests in the Partnership, in each case, to be offered and sold by the offering unitholder pursuant to the Partnership’s Registration Statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission on August 29, 2003.

As the basis for the opinions hereinafter expressed, we have examined the Registration Statement, the Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”), and such other instruments and documents as we have deemed necessary or appropriate for purposes of the opinions expressed in this letter. In addition, we have reviewed certain certificates of the managing general partner of the Partnership and of public officials, and we have relied on such certificates with respect to certain factual matters that we have not independently established.

Based upon the foregoing and subject to the limitations and assumptions set forth herein, we are of the opinion that:

1.	All of the Initial Common Units to be offered by means of the Registration Statement have been duly authorized by the Partnership Agreement and are legally issued and are fully paid and non-assessable, except as such non-assessability may be affected by 17-607 of the Delaware Revised Uniform Limited Partnership Act.

2.	All of the Converted Common Units to be offered by means of the Registration Statement have been duly authorized by the Partnership

Inergy, L.P.

August 29, 2003

Agreement and, when the conditions set forth in the Partnership Agreement with respect to such conversion have been met and such Converted Common Units have been issued in accordance with the terms thereof, will be legally issued and are fully paid and non-assessable, except as such non-assessability may be affected by 17-607 of the Delaware Revised Uniform Limited Partnership Act.

The opinions expressed herein are qualified in the following respects:

(A)	We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine, and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

(B)	The opinions expressed in this letter are limited in all respects to the laws of the United States of America and the Delaware Revised Uniform Limited Partnership Act.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and further consent to the use of our name under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Best regards,

/s/ STINSON MORRISON HECKER LLP